                    THIS DOCUMENT IS IMPORTANT AND REQUIRES
                           YOUR IMMEDIATE ATTENTION


    You are required under the Canada Business Corporations Act to send the certificates for your Common Shares of Dominion Textile Inc. to Dominion Textile c/o Montreal Trust Company of Canada by no later than January 26, 1998. If you require further information about this notice, please call Montreal Trust Company of Canada at 1-800-639-0802 or (514) 982-7535 in the Montreal area.


                              DT ACQUISITION INC.
                    OFFER TO PURCHASE THE COMMON SHARES OF
                             DOMINION TEXTILE INC.

               NOTICE PURSUANT TO THE PROVISIONS OF SECTION 206
                    OF THE CANADA BUSINESS CORPORATIONS ACT

TO:  HOLDERS OF COMMON SHARES OF DOMINION TEXTILE INC.

     Pursuant to an offer dated October 29, 1997 (the "Offer"), DT Acquisition Inc. ("DTA") offered to purchase all of the Common Shares (the "Common Shares") of Dominion Textile Inc. ("Dominion Textile") at a price of $11.75 (Cdn.) cash per Common Share. DTA subsequently increased the consideration payable for each Common Share tendered to the Offer to $14.50 (Cdn.) cash per Common Share and extended the time during which the Offer was open for acceptance to 4:00 p.m. (Toronto time) on December 29, 1997 (the "Expiry Time").

     As of the Expiry Time, the holders of more than 90% of the Common Shares to which the Offer relates have accepted the Offer and DTA has taken up and paid for the Common Shares tendered to the Offer.

     In accordance with the Canada Business Corporations Act (the "Act"), you are hereby given notice that you are required under the Act to elect by no later than January 26, 1998, either:

     (i) to transfer your Common Shares to DTA on the terms on which it acquired the Common Shares of the holders who accepted the Offer (i.e. for $14.50 (Cdn.) cash per Common Share), or

     (ii) to demand payment of the fair value of your Common Shares by notifying DTA of your election.

     If you elect to transfer your Common Shares to DTA as contemplated under clause (i) above, you should deliver the certificate(s) representing your Common Shares and a letter advising DTA of your election to:

                                    By Mail

                       Montreal Trust Company of Canada
                            Stock Transfer Services
                             151 Front Street West
                                   8th Floor
                               Toronto, Ontario
                            Attn: Re-Org Department
                                    M5J 2N1


                                    By Hand

    Montreal Trust                  Montreal Trust                    Montreal Trust                          Montreal Trust
   Company of Canada               Company of Canada                 Company of Canada                      Company of Canada
Stock Transfer Services         Stock Transfer Services           Stock Transfer Services                Stock Transfer Services
   Western Gas Tower             Place Montreal Trust              151 Front Street West                        4th Floor
  530-8th Avenue S.W.           1800 McGill College Ave.                 8th Floor                          510 Burrard Street
   Calgary, Alberta                Montreal, Quebec                  Toronto, Ontario                        Vancouver, B.C.
        T2P 3S8                         H3A 3K9                           M5J 2N1                                V6C 3B9
Attn: Re-Org Department                                           Attn: Re-Org Department                Attn: Re-Org Department

Upon receipt of your election and certificate(s), Montreal Trust Company of Canada ("Montreal Trust") will send you a cheque for the amount to which you are entitled.

     If you elect to demand payment of the fair value of your Common Shares as contemplated under clause (ii) above, you should deliver the certificates(s) representing your Common Shares and a letter advising DTA of your election to Montreal Trust at one of the above addresses. You must notify DTA of such election by no later than January 26, 1998. You must then apply to a court having jurisdiction for a determination of the fair value of your Common Shares by no later than February 9, 1998. If you do not apply to a court by that date, you will be deemed to have elected to transfer your Common Shares to DTA on the same terms as the Offer and to receive $14.50 (Cdn.) cash per share. In that event, upon receipt of the certificate(s) for your Common Shares, Montreal Trust will send you a cheque for the amount to which you are entitled.

     If you fail to notify DTA (either directly or c/o Montreal Trust) of your election under either clause (i) or (ii) above within the time specified, you will be deemed to have elected to transfer your Common Shares to DTA on the terms of the Offer and to receive $14.50 (Cdn.) cash per share. Upon receipt of your certificate(s), Montreal Trust will send you a cheque for the amount to which you are entitled.

     No matter which election you make, you are required by the Act to send the certificate(s) representing your Common Shares to Dominion Textile c/o Montreal Trust by no later than January 26, 1998. The certificate(s) may be sent "as is" and do not need to be endorsed. A return envelope is enclosed for your convenience.

     Montreal Trust is acting as agent on behalf of DTA for purposes of receiving your election and is acting as agent on behalf of Dominion Textile in receiving the certificates for your Common Shares and in making the payments referred to above.

     DATED this 30th day of December, 1997.

                                      DT ACQUISITION INC.


                                      By: /s/ Jerry Zucker
                                          ------------------------------
                                              Jerry Zucker
                                              Chairman, President and
                                              Chief Executive Officer